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                                                                    Exhibit 10.7


                                 EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 7th day of March, 1997 by and between Great American Knitting Mills, Inc. (the "Company") and James A. Williams (the "Employee").

     In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company shall employ the Employee upon the terms set forth herein, and the Employee accepts such employment.

     2. DUTIES. Subject to the provisions of Section 8 hereof, the Employee shall serve as President and chief executive officer of the Company reporting to the Chairman of the Company (the "Chairman"). The Employee shall perform such duties and have such responsibilities as determined from time to time by the Chairman. The Employee shall faithfully and diligently devote his full business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company. The Employee shall not, without the prior written approval of the Company, engage in any other business activity which would interfere with the performance of his duties and responsibilities hereunder or which is in violation of policies established from time to time by the Company. The Company agrees that the preceding sentence shall not limit the Employee from serving on industry-related boards (for example, NAHM or AAMA) and the Company further agrees that, notwithstanding the preceding sentence, Employee may serve as a member of the board of directors of Ithaca Industries Inc. and of The Bibb Company unless such service as a member of these two boards requires a significantly increased time commitment as compared to the time commitment required at the time of execution of this Agreement.

     3. EMPLOYMENT TERM. The term of employment under this Agreement (the "Employment Term") shall commence on the date hereof and shall continue until terminated as provided herein.

     4. COMPENSATION. (a) SALARY. In consideration of the performance by the Employee of the Employee's obligations during the Employment Term, the Company shall pay the Employee a salary ("Salary") at an annual rate of $400,000, payable in accordance with the normal payroll practices of the Company then in effect.

          (b) BONUS. The Employee shall be eligible to participate in the Company's executive management incentive plan; it being understood by the Employee that no minimum bonus amount is guaranteed.


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          (c)  PAYMENT; TAXES.  The Salary and any bonus shall be subject to all applicable amounts required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income and earnings taxes imposed on the Employee by reason of any cash or non-cash compensation and benefits provided hereunder.

          (d) BENEFIT PLANS. In addition to the payment of Salary and any bonus which may become payable as described above, the Employee shall be entitled to participate in any employee benefit plans then in effect, to the extent the Employee meets the eligibility requirements for any such plan, and to receive any other fringe benefits that the Company then provides for its executive employees generally, including medical and dental insurance, life insurance, and disability insurance, but the Employee shall not be eligible to participate in any severance or bonus or other long or short-term incentive compensation plans, except as expressly provided in this Agreement. The Employee shall be entitled to four weeks paid vacation annually.

          (e) EXPENSES. The Company shall, in accordance with the Company's standard policies then in effect, reimburse the Employee for all reasonable business expenses incurred by the Employee.

     5. TERMINATION. The Employee's employment with the Company shall terminate upon the occurrence of any of the following events:

          (a) The mutual agreement between the Company and the Employee on an early termination date.

          (b)  The death of the Employee.

          (c) The termination of employment by the Company for Cause. Termination of employment for "Cause" shall mean termination based on the Employee's material breach of this Agreement, or conduct by the Employee that is dishonest, fraudulent or criminal, or gross negligence, willful misconduct or willful disregard of the directives of the Chairman by the Employee, or regular unauthorized absence by the Employee, or use of illegal drugs.

          (d) The termination of employment by the Company for Disability. For purposes of this Agreement, "Disability" means a physical or mental impairment as a result of which the Employee is unable to perform his duties hereunder for a period of 180 days (whether or not consecutive) out of any 365 consecutive days.


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          (e)  The termination of employment by the Company other than for Cause or Disability.

          (f) The termination of employment by the Employee within ninety (90) days of the occurrence of one of the following events:

               (i) subject to the provisions of Section 8 hereof, the Company materially diminishes the Employee's duties or responsibilities (except during periods when the Employee is unable to perform all or substantially all of such duties or responsibilities on account of illness or disability); or

              (ii) the Company reduces the Employee's base salary below $400,000, except as part of an across-the-board salary reduction for all senior executives, including the Chairman; or

             (iii) the Company requires the Employee to relocate from North Carolina, it being understood, however, that the Employee will be required to spend a significant amount of time in New York City.

          (g) Voluntary resignation by the Employee upon ninety (90) days prior written notice to the Company.

Upon termination of the Employee's employment with the Company, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business related, legal or otherwise.

     6. TERMINATION PAYMENTS. Upon termination of the Employee's employment with the Company, for whatever reason, the Company shall pay the Employee any Salary accrued to the date of termination but not paid to the Employee, in accordance with the Company's normal payroll practices, plus the Employee shall receive any accrued benefits through the date of termination. If the Employee's employment with the Company is terminated pursuant to Section 5(e) or Section 5(f) hereof, the Company shall pay the Employee, as severance pay, an amount equal to two times the sum of (i) $400,000 plus (ii) the Employee's "average annual bonus", such amount (less applicable withholdings) to be payable within thirty (30) days of the date of termination of the Employee's employment. For purposes of this Section 6, Employee's "average annual bonus" shall be, if the termination occurs in 1997, equal to his 1996 bonus; and if the termination occurs in 1998, equal to the average of his 1996 and 1997 bonuses; and if the termination occurs in 1999 or thereafter, equal to the average of the bonuses paid for the last two calendar years preceding the


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date of termination; provided, however, that the average annual bonus for purposes of calculating the severance payment in this Section 6 can not exceed $200,000. Therefore, the maximum severance payment payable pursuant to this
Section 6 shall be two times the sum of $400,000 plus $200,000 or $1,200,000. The foregoing payment shall constitute the exclusive payment due the Employee by reason of the termination of his employment by the Company, including any payments which may otherwise be payable pursuant to any other separation or severance policy established or maintained by the Company, but shall have no effect on any other benefits which may be due the Employee under any plan of the Company which provides benefits (other than separation or severance pay) after termination of employment. The foregoing payments shall be conditioned upon the Employee's execution and delivery to the Company of the Company's standard general release form.

     7. EMPLOYEE COVENANTS. (a) The Employee understands and agrees that in the Employee's position with the Company, the Employee has been and will be exposed to and receive information relating to the confidential affairs of the Company and its affiliates, including but not limited to business and marketing plans, membership lists, strategies, customer information, other information concerning the Company's and its affiliates' products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets. The Employee agrees that during the term of his employment and thereafter the Employee will keep such information confidential and will not disclose such information, either directly or indirectly, to anyone, or use it for his own account, without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the term of his employment.

          (b) By and in consideration of the substantial salary and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that the Employee will not, during the term of his employment with the Company, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise (as defined below);


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provided, however, that the Employee may invest in securities of any person, corporation, partnership or other entity (but without otherwise participating in the business thereof) if (i) such securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) his investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding shares, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this paragraph (b) the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity in the hosiery industry. The Employee and the Company agree that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

          (c) The Employee agrees that he will not (i) while employed with the Company and for the period of one year following the termination of employment directly or indirectly solicit for employment, including without limitation recommending to any subsequent employer the solicitation for employment of, any employee who is employed by the Company or any affiliates, and (ii) while employed by the Company or at any time after any termination of employment publish any statement or make any statement (under circumstances reasonably likely to become public or that he might reasonably expect to become public) critical of the Company or any of its affiliates or otherwise maligning the business or reputation of the Company or any of its affiliates.

          (d) The Employee agrees that any breach by him of any of the covenants and agreements contained in this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach by the Employee and/or any and all entities acting for or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph (d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

          (e) The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the


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enforcement by the Company of the covenants and agreements contained in this
Section 7.

     8. FUTURE ACQUISITIONS. By this paragraph 8, the parties intend that the Company shall have the flexibility, should the Company grow through an acquisition or merger, to restructure the Company and/or to consolidate any one or more of the operational or administrative functions that currently report to the Employee (for example, sales, manufacturing, distribution, sourcing, merchandising, finance, human resources) under a different reporting structure without the Employee having the right to terminate his employment pursuant to
Section 5(f)(i) hereof. Therefore, if the Company grows through the acquisition of one or more other hosiery companies or the merger with another company, the Board of Directors of the Company shall have the right to change the Employee's title and to modify the Employee's duties and responsibilities (for example, from President and chief executive officer of the Company to President and chief executive officer of the Company's GAKM Division) as part of a restructuring or consolidation as long as the Board believes such restructuring or consolidation will enhance the value of the Company and (i) the Employee continues to report directly to the Chairman only, (ii) the Employee is elected to (and thereafter maintained in) the position of Vice Chairman of the Company, (iii) the Employee is elected (and thereafter maintained) as a member of the Board of Directors of the Company, and (iv) the Employee's new duties and responsibilities are consistent with those given to an executive who has a significant management position. A modification of the duties or responsibilities of the Employee in accordance with the preceding sentence shall not be considered a material diminution of the Employee's duties or responsibilities and the Employee shall not have the right in such event to terminate his employment pursuant to section 5(f)(i) hereof.

     9. INDEMNITY. The Company agrees to indemnify the Employee against expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by the Employee in connection with the action pending in the United States District Court for the Southern District of New York captioned DIANA CAMPBELL CONNOLLY V. BIDERMANN INDUSTRIES U.S.A., INC., BIDERMANN INDUSTRIES CORORATION, GREAT AMERICAN KNITTING MILLS, HAROLD RAY RUSSELL, AND JAMES A. WILLIAMS, 95 Civ. 1791 (RPP).

     10. NOTICES. Every notice relating to this Agreement shall be in writing and shall be deemed given upon receipt if sent by personal delivery, recognized overnight courier or by certified mail, postage prepaid, return receipt requested, sent to the following addresses (or to such other address as either party may designate in writing to the other party):


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     If to the Company, at:

          Great American Knitting Mills, Inc.
          597 Fifth Avenue
          New York, New York 10017
          Attn:  Mr. Bryan P. Marsal, Chairman

     If to the Employee, at:

          James A. Williams
          912 Fairway Drive
          High Point, North Carolina  27262

     11. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee may not assign all or any portion of this Agreement without the prior written consent of the Company.

     12. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the employment of the Employee and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party against whom such amendment, modification, or waiver is sought to be enforced. The Employment Agreement between the Company and the Employee dated August 5, 1991, as amended, is terminated and of no further force and effect.

     13. SEVERABILITY. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     14. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of a breach of any other provision of this Agreement.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

     16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively


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by arbitration in New York City, New York in accordance with the rules of the
American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In any arbitration, the winning party shall be entitled to recover its costs, including reasonable attorneys' fees, from the losing party. The determination of such award of costs shall be made by the arbitrator.

     17. BANKRUPTCY COURT APPROVAL. On July 17, 1995, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The parties agree and acknowledge that this Agreement is expressly subject to approval by order of the Bankruptcy Court, without which this Agreement is null and void and without force or effect.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


GREAT AMERICAN KNITTING MILLS, INC.     EMPLOYEE



By: /s/ Bryan P. Marsal                 /s/ James A. Williams
   --------------------------------     ------------------------------
     Bryan P. Marsal, Chairman          James A. Williams













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